AMENDMENT TO SCOTT WAGNER EMPLOYMENT AGREEMENT
JULY 30, 2019

This Amendment (the “Amendment”) to the Employment Agreement by and among GoDaddy.com, LLC (the “Company” or “GoDaddy”), Desert Newco, LLC (“Parent”), and Scott Wagner (“Executive”) dated as of January 1, 2018 (the “Employment Agreement”) is being made pursuant to Section 10(b) of the Employment Agreement and is effective as of July 30, 2019 (the “Effective Date”). Capitalized terms used below have the meanings set forth in the Employment Agreement except as otherwise defined herein.

1.
Employment Term. Effective as of September 4, 2019 (the “Resignation Date”), Executive will voluntarily resign as Chief Executive Officer of the Company except as otherwise provided in Section 2 of this Amendment. Until the Resignation Date, Executive will continue to perform the duties, consistent with his position as Chief Executive Officer. This Section 1 of the Amendment specifically amends Sections 1 and 2 of the Employment Agreement.

2.
Director Term. Consistent with the resignation letter submitted to GoDaddy Inc. (“GDDY”) board of directors (the “Board”) on July 30, 2019, Executive will voluntarily resign as a member of the Board effective as of the Resignation Date. This Section 2 of the Amendment specifically amends the last sentence of Section 5(b) of the Employment Agreement and any other contrary provision of the Employment Agreement.

3.	Employee Compensation.

(a)Until the Resignation Date, Executive will continue to be paid his base salary, vest in his GDDY equity awards in accordance with the Equity Documents and participate in the Company’s employee benefit plans in accordance with their terms.

(b)As long as Executive remains as Chief Executive Officer through the Resignation Date, Executive will continue to receive coverage under the Company’s health plans through September 30, 2019, at which point Executive’s participation such plans will cease, unless he makes a timely election to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended. Assuming Executive makes such a timely election and completes and submits the necessary paperwork, the Company shall pay directly, on Executive’s behalf the monthly COBRA premiums for Executive and his eligible dependents for 18 consecutive months thereafter (October 1, 2019 through March 31, 2021), subject to Executive continuing to be eligible for continuation coverage pursuant to COBRA.

(c)Executive will be eligible to receive his fiscal 2019 annual bonus (the “2019 Bonus”) based on the fiscal 2019 executive bonus plan terms in effect as of the Effective Date, provided he remains employed as Chief Executive Officer through the Resignation Date. For the avoidance of doubt, that portion of Executive’s 2019 Bonus that is based on achievement of individual performance objectives will be deemed achieved at 100% and the remaining portion of the 2019 Bonus that is based on the achievement of corporate performance objectives will be measured based on the Company’s actual levels of achievement against these objectives in accordance with the Company’s fiscal 2019 executive bonus plan and as solely determined by the Board. Executive’s 2019 Bonus will be prorated based on the Resignation Date and paid in 2020 at the time all other 2019 annual bonus payments are paid, which generally occurs after the filing of the Company’s Form 10-K with the Securities and Exchange Commission, and, in any event, no later than March 15, 2020.

4.	Acknowledgements. Executive acknowledges and agrees that:

(a)effective as of the Effective Date, Executive waives his right to assert “Good Reason” under Section 5 of the Employment Agreement in exchange for the promises made herein by Company, Parent, and GDDY;
(b)until the Resignation Date, Executive’s rights under Section 5 (Termination of Employment) of the Employment Agreement will remain in full force and effect subject to any conditions set forth in the Employment Agreement, and except as amended by Section 2 and Sections 4(a) and 4(c) of this Amendment;

(c)following the Resignation Date, Executive is not entitled to any additional compensation or equity award or equity vesting from the Company or any of its subsidiaries or affiliates other than his Accrued Obligations and the compensation set forth in this Amendment; and

(d)the Employment Agreement continues to remain in full force and effect, except as amended by this Amendment.

5.
Entire Agreement. The Employment Agreement (as amended by the Amendment), Restrictive Covenant Agreement, and the Equity Documents contain the entire understanding of the parties with respect to the subject matter of this agreement and supersede any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company's applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive's employment and service on the Board. This Amendment may not be altered, modified, or amended except by written instrument signed by the parties that references Section 10(b) of the Employment Agreement.

6.	Counterparts. This Amendment may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

Each party is signing this Amendment on the date set out below its signature.

GoDaddy.com, LLC

/s/ Nima Jacobs Kelly
By: Nima Jacobs Kelly
July 30, 2019

Scott W. Wagner

/s/ Scott Wagner
July 30, 2019

Desert Newco, LLC

/s/ Nima Jacobs Kelly
By: Nima Jacobs Kelly
July 30, 2019

GoDaddy Inc.

/s/ Nima Jacobs Kelly
By: Nima Jacobs Kelly
July 30, 2019